LONG-TERM  INCENTIVE  COMPENSATION  PLAN  OF  2002

FREMONT GENERAL CORPORATION AND
FREMONT INVESTMENT & LOAN





PURPOSE OF THE PLAN

It is the purpose of Fremont's executive compensation policies and practices to attract, retain and motivate executives and key employees and to reward their success in achieving the financial goals that increase Shareholder value. In that regard, the Long-term Incentive Compensation Plan ("LTICP") is designed to link a substantial portion of the compensation of our executives directly to the long-range growth and increased value of the Company.

To accomplish this, the LTICP pays generous bonus awards upon the successful achievement, over a three (3) year period, of the earnings goals described herein.


COMPANY TARGET

The pre-tax earnings targets for Fremont General Corporation and Fremont Investment & Loan respectively in the LTICP are $420,000,000 and $600,000,000.


INDIVIDUAL PARTICIPATION

Officers and other key management employees, as designated by the Board of Directors of Fremont General Corporation, shall be eligible to participate in the LTICP. The Corporate Personnel Department maintains the rosters of designated participants and issues notices of participation to those designated.


TERM OF THE PLAN

The LTICP of 2002 commenced as of January 1, 2002, and continues through December 31, 2004.


NEW PARTICIPATION

New participants may be added from time to time upon the approval of the Personnel Officer pursuant to the following schedule:

          o New participants entering the LTICP after inception but prior to 12/31/02 will be eligible for full participation.

          o New participants entering the LTICP on or after 1/1/03, but prior to 12/31/03 will be eligible for prorated participation at two-thirds of any appropriate bonus award.

          o    No new participant will enter the LTICP after 12/31/03.



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(CONTINUED)


INDIVIDUAL BONUS AWARDS

Bonus awards to designated participants will be earned upon the achievement of at least 60% of target, and will increase commensurate with performance greater than 60% of target as illustrated on the attached personalized statement.

The statement shows the range (minimum, target, and maximum) of bonus award as a percent of base salary. "Base salary" will be the arithmetic average of the participant's actual annualized salary as of December 31 of each of the three
(3) plan years.


PARTICIPANT ELIGIBILITY AND QUALIFICATION

Participants who have been designated by the Board of Directors of Fremont General Corporation to participate in the Plan must be actively employed in good standing at the Plan Maturity date (12/31/04) to qualify for an award under the terms of the Plan.


PAYMENT OF BONUS AWARD

The bonus earned under the terms of the Plan is payable in cash after the Plan maturity date. The payment is subject to all applicable tax withholding and reporting requirements then in effect.

DISCLAIMER

The LTICP is a non-funded bonus compensation plan which is contingent upon specific performance as set forth above and is not subject to ERISA requirements. There is no provision for accrual of any non-forfeitable vesting rights. The LTICP and any of its terms may be modified, suspended, or terminated at any time and in any manner at the sole discretion of the Board of Directors of Fremont General Corporation.